Exhibit 99.1

AWBC – 2007 Q1 Earnings

April 24, 2007

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES

2007 FIRST QUARTER FINANCIAL RESULTS

SPOKANE, WASHINGTON – (Business Wire)—AmericanWest Bancorporation (NASDAQ: AWBC) today announced its first quarter 2007 financial results, which included the following highlights:

•	Diluted earnings per share of $0.19, an increase of 27% over the prior year

•	Annualized deposit growth of 16%

•	Annualized loan growth of 9%; 16% excluding reduction in agricultural loans

•	A significant reduction of non-performing assets, to 0.47% of total assets

•	Annualized net charge-offs of 0.15%

Net income for the quarter ended March 31, 2007 was $2.2 million, or $0.19 per diluted share, as compared with $1.6 million, or $0.15 per diluted share, for the first quarter of 2006. Excluding the impact of severance costs of $364,000, merger-related expenses of $102,000, and a gain on the sale of foreclosed property of $166,000, net of related tax effects, diluted earnings per share for the first quarter of 2007 were $0.21.

“Although we are pleased with the continued significant improvement in our asset quality, as evidenced by the ratios of total non-performing assets and total non-performing loans ratios falling below 50 basis points for the first time in over five years, there is still much work to be done to improve our operating performance,” remarked Robert M. Daugherty, President and Chief Executive Officer. “The focus for upcoming quarters will be on managing expenses and optimizing the expected financial benefits of the recently completed merger with Far West Bancorporation.”

Net Interest Margin:

The tax equivalent net interest margin for the first quarter of 2007 was 4.69%, a decrease of 33 basis points from the prior quarter and 46 basis points from the same period in 2006. Effective January 1, 2007, the Company implemented an adjustment to its method of accounting for loan fees for new loans with a contractual maturity of one year or less. This change resulted in the increased deferral of approximately $800,000 of loan fee income which, under the prior method, would have been recognized as interest income during the first quarter of 2007. The impact of this change represented approximately 25 of the 33 basis points of margin compression from the prior quarter.

The average yield on loans for the first quarter of 2007 was 8.02%, a decrease of 20 basis points from the fourth quarter of 2006 and an increase of 40 basis points from the same period in 2006. The reduction in the average yield on loans from the fourth quarter of 2006 is principally due to the change in the accounting for deferred loan fees and origination costs. During the first quarter of 2006, the average yield on loans was reduced by approximately 15 basis points due to the reversal of interest for a large loan placed on non-accrual status.

AWBC – 2007 Q1 Earnings

April 24, 2007

The Company’s net interest margin was also adversely impacted by the cost of interest bearing deposits, which increased by 17 basis points over the fourth quarter of 2006 and 97 basis points over the same period in 2006. These increases were driven principally by a shift in the Company’s deposit mix, with a reduction in non-interest bearing deposits, which had to be replaced with higher cost money market and certificate of deposit accounts.

Loan Growth and Asset Quality:

Loans grew at an annualized rate of 9% for the first quarter of 2007, ending the period at $1.25 billion, despite a reduction in agricultural related loans of $21 million from year-end 2006. Excluding the impact of the reduction in agricultural related loans, the Company’s loan portfolio grew at an annualized rate of 16% during the first quarter of 2007. The reduction in agricultural related loans was due in part to seasonality of line usage and the Company’s continuing efforts to improve the credit risk profile of the loan portfolio. Approximately $19 million of the first quarter loan growth was generated by the Company’s loan production office located in South Jordan, Utah.

Significant improvement in the Company’s asset quality continued during the first quarter of 2007. Total non-performing loans, net of government guarantees, were 0.47% of total loans at March 31, 2007, as compared to 0.94% at December 31, 2006 and 1.33% at March 31, 2006. Included in the balance of non-performing loans at December 31, 2006 was one aggregate lending relationship of $6.2 million, of which $2.8 million was subject to a government guarantee. During the first quarter of 2007, the borrower repaid $4.4 million leaving a remaining balance of $1.8 million, of which $1.5 million is subject to a government guarantee. The Company expects to collect the remaining outstanding balance by June 30, 2007.

Total non-performing assets, net of government guarantees on loans, were 0.47% of total assets at March 31, 2007, as compared to 0.86% of total assets at December 31, 2006 and 1.25% of total assets at March 31, 2006. Total foreclosed assets at March 31, 2007 had a carrying value of $1.0 million and comprised three properties, all of which are expected to be sold without any significant loss by the end of 2007. During the first quarter of 2007, the Company recognized a gain of $166,000 on the sale of a foreclosed property which had no carrying value. A loss of approximately $340,000 was recognized for the write-down of a foreclosed property during the first quarter of 2006.

The Company did not recognize a provision for credit losses for the quarter ended March 31, 2007, due in part to the significant reduction in non-performing loan levels realized principally through borrower repayments. The provision for credit losses was $782,000, or 32 basis points of average loans on an annualized basis, for the quarter ended March 31, 2006. For the quarter ended March 31, 2007, net charge-offs as a percentage of average loans were 0.15% as compared to 1.06% in the same quarter of the prior year. Recoveries represented approximately 18% of gross charge-offs for the first quarter of 2007.

The allowance for credit losses, which is comprised of the allowance for loan losses and reserve for unfunded commitments, was $15.6 million, or 1.25% of total loans, at March 31, 2007 as compared to $16.0 million, or 1.31% of total loans, at December 31, 2006. The allowance for credit losses represented 268% of total non-performing loans (net of government guarantees) as of March 31, 2007.

AWBC – 2007 Q1 Earnings

April 24, 2007

Deposits and Borrowed Funds:

Total deposits grew at an annualized rate of 16% for the first quarter of 2007, ending the period at $1.17 billion. Average non-interest bearing deposits declined from the fourth quarter of 2006 by approximately $15 million, while average savings/money market accounts increased by $7 million and average certificates of deposit increased by $34 million.

Total FHLB advances and other borrowings decreased by approximately $24 million during the first quarter of 2007. This reduction was principally funded by the increase in certificates of deposit, which had a weighted average cost of approximately 40 basis points less than the short-term FHLB advances and an average term of six months.

The Company issued $20.6 million of junior subordinated debt on March 22, 2007 to provide a portion of the cash consideration for the merger with Far West Bancorporation. The debentures will bear a fixed rate of interest of 6.53% for the first five years and thereafter will bear interest at a rate equal to the 3 month LIBOR plus 1.63%. The $30 million of cash consideration for the Far West Bancorporation merger, which included the proceeds from the issuance of the junior subordinated debt, was transferred to an escrow account on March 30, 2007 and is included in the “Cash and Due from Banks” section of the March 31, 2007 Consolidated Statement of Condition in the tables below. As previously announced, the merger was completed on April 1, 2007 and the funds in escrow were released.

Non-interest Income and Expense:

Non-interest income was $2.4 million for the quarter ended March 31, 2007 as compared to $1.8 million for the quarter ended March 31, 2006. This increase is due principally to growth in deposit service charges of $224,000, increased mortgage banking revenue of $62,000, increased bank-owned life insurance revenue of $126,000 and a gain of $166,000 recorded in connection with the sale of foreclosed property during the first quarter of 2007. The growth in deposit service charges is due to an increase in debit card interchange fees of $138,000 and growth in the number of deposit accounts from the acquisition of Columbia Trust Bancorp, which was completed on March 15, 2006.

Non-interest expense was $13.8 million for the quarter ended March 31, 2007 as compared to $11.7 million for the quarter ended March 31, 2006. The increase is related mainly to salaries and employee benefits expense which increased $1.5 million. Salary and employee benefits expense for the first quarter of 2007 was reduced by approximately $400,000 due to the change in the deferral of certain direct origination costs associated with loans with a term of one year or less. The increase in salary and employee benefits expense is principally attributable to staffing additions associated with the Columbia Trust Bancorp acquisition, the opening of four new financial centers and the loan production office in South Jordan, Utah. In addition, salary and employee benefits expense for the first quarter of 2007 included $364,000 related to severance benefits for employees terminated in connection with the Company’s expense reduction initiative and $96,000 related to stock options granted to non-employee board members during the first quarter of 2007.

Total occupancy and equipment expense increased by $677,000 over the first quarter of 2006. This increase is principally attributable to costs associated with new and acquired facilities and other remodeled or relocated buildings. Additionally, vendor service contracts have increased with the larger number of employees and volumes of business.

AWBC – 2007 Q1 Earnings

April 24, 2007

Foreclosed assets expense decreased by $378,000 as compared to the first quarter of 2006. This improvement is attributed to a $340,000 write-down on a property that was recognized during the first quarter of 2006.

Included in other non-interest expense are costs associated with mergers that do not qualify for capitalization. Total merger expenses recognized during the first quarter of 2007 were $102,000, as compared to $68,000 for the fourth quarter of 2006 and $57,000 for the same period in 2006.

The efficiency ratio was 78.6% for the quarter ended March 31, 2007 as compared to 77.2% for the quarter ended March 31, 2006.

Income Taxes:

The effective tax rate for the quarter ended March 31, 2007 was 35.2%, as compared to 37.4% for the fourth quarter of 2006 and 34.8% for the first quarter of 2006. The decrease in the effective tax rate is principally related to the recapture of certain tax credits during 2006.

Earnings Conference Call:

The first quarter earnings conference call will be held Tuesday, April 24, 2007 at 10:00 a.m. PDT (1:00 p.m. EDT). Management will discuss the first quarter 2007 results and provide an update on the recently completed merger with Far West Bancorporation. Shareholders, analysts and other interested parties are invited to join the call. The telephone access number is (877) 407-0782 and the pass code is “AWBC.”

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, a community bank with 62 financial centers and four loan production offices located in Eastern and Central Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including the improvements in operating performance resulting from the merger with Far West Bancorporation, expense reduction initiatives and the disposition of foreclosed real estate and other foreclosed assets. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

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AWBC – 2007 Q1 Earnings

April 24, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	For the three months ended:
	3/31/2007	12/31/2006	3/31/2006
Consolidated Statements of Income:
INTEREST INCOME
Interest and fees on loans	$24,329	$24,904	$18,857
Interest on securities	462	491	458
Other interest income	71	86	51

TOTAL INTEREST INCOME	24,862	25,481	19,366

INTEREST EXPENSE
Interest on deposits	8,520	7,975	5,036
Interest on borrowings	1,608	1,667	1,107

TOTAL INTEREST EXPENSE	10,128	9,642	6,143

NET INTEREST INCOME	14,734	15,839	13,223
Provision for credit losses	—	624	782

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	14,734	15,215	12,441

NON-INTEREST INCOME
Fees and service charges on deposits	1,390	1,505	1,166
Fees on mortgage loan sales	342	576	280
Other	673	484	310

TOTAL NON-INTEREST INCOME	2,405	2,565	1,756

NON-INTEREST EXPENSE
Salaries and employee benefits	8,418	8,269	6,891
Occupancy expense, net	1,227	1,161	924
Equipment expense	1,261	1,115	887
State business and occupation tax	304	289	254
Amortization of intangible assets	291	294	100
Foreclosed real estate and other foreclosed assets expense	48	191	426
Other	2,218	2,867	2,186

TOTAL NON-INTEREST EXPENSE	13,767	14,186	11,668

INCOME BEFORE PROVISION FOR INCOME TAX	3,372	3,594	2,529
PROVISION FOR INCOME TAX	1,187	1,343	880

NET INCOME	$2,185	$2,251	$1,649

Basic earnings per common share	$0.19	$0.20	$0.15
Diluted earnings per common share	$0.19	$0.20	$0.15
Basic weighted average shares outstanding	11,412,991	11,383,248	10,641,585
Diluted weighted average shares outstanding	11,540,998	11,531,166	10,880,915

Ending book value per share	$13.54	$13.35	$12.84
Ending tangible book value per share	$10.02	$9.79	$9.15
Ending shares outstanding	11,424,831	11,388,315	11,248,334

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AWBC – 2007 Q1 Earnings

April 24, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	March 31, 2007	December 31, 2006	March 31, 2006
Consolidated Statement of Condition:
ASSETS
Cash and due from banks	$64,973	$45,866	$43,386
Overnight interest bearing deposits with other banks	481	9,863	6,887

Cash and cash equivalents	65,454	55,729	50,273

Securities, available-for-sale at fair value	40,156	39,518	45,405

Loans, net of allowance for loan losses	1,231,731	1,204,519	1,134,629

Loans, held for sale	6,904	2,913	1,750
Accrued interest receivable	8,275	8,311	7,645
FHLB stock	6,319	6,319	6,319
Premises and equipment, net	30,985	30,484	25,130
Foreclosed real estate and other foreclosed assets	1,013	644	1,452
Bank owned life insurance	19,894	19,716	19,236
Goodwill	33,073	33,073	33,062
Intangible assets	7,215	7,506	8,388
Other assets	7,627	7,796	5,310

TOTAL ASSETS	$1,458,646	$1,416,528	$1,338,599

LIABILITIES
Non-interest bearing demand deposits	$217,967	$236,375	$232,352
Interest bearing deposits:
NOW, savings accounts and MMDA	503,126	476,852	472,811
Time, $100,000 and over	251,088	217,508	191,632
Other time	194,967	193,204	185,227

TOTAL DEPOSITS	1,167,148	1,123,939	1,082,022

FHLB advances	73,543	105,759	79,804
Other borrowings	8,247	307	2,154
Junior subordinated debt	41,239	20,620	20,620
Accrued interest payable	4,442	4,270	2,191
Other liabilities	9,296	9,596	7,399

TOTAL LIABILITIES	1,303,915	1,264,491	1,194,190

STOCKHOLDERS’ EQUITY
Common stock, no par	128,261	127,396	124,899
Retained earnings	26,419	24,576	19,616
Accumulated other comprehensive income (loss), net of tax	51	65	(106)

TOTAL STOCKHOLDERS’ EQUITY	154,731	152,037	144,409

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,458,646	$1,416,528	$1,338,599

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AWBC – 2007 Q1 Earnings

April 24, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	3/31/2007	12/31/2006	3/31/2006
Financial Ratios, annualized:
Return on average assets	0.63%	0.65%	0.59%
Return on average equity	5.75%	5.92%	5.32%
Efficiency ratio	78.63%	75.48%	77.23%
Non-interest income to average assets	0.70%	0.74%	0.63%
Non-interest expenses to average assets	3.98%	4.09%	4.18%
Net interest margin to average earning assets (1)	4.69%	5.02%	5.15%
Ending shareholders’ equity to assets	10.61%	10.73%	10.79%
Ending tangible shareholders’ equity to tangible assets	8.07%	8.10%	7.94%

(1)	Presented on a tax equivalent basis for tax exempt securities.

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AWBC – 2007 Q1 Earnings

April 24, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	3/31/2007	12/31/2006	3/31/2006
Loan Portfolio:
Commercial real estate	$676,442	$651,386	$599,962
Commercial and industrial	298,888	283,889	280,351
Agricultural	120,445	141,646	147,574
Residential mortgage	79,002	74,222	63,071
Residential construction	51,472	47,235	32,274
Installment and other	21,913	22,508	26,093

Total loans	1,248,162	1,220,886	1,149,325
Allowance for loan losses	(14,657)	(15,136)	(14,015)
Deferred loan fees, net of deferred costs	(1,774)	(1,231)	(681)

Net loans	$1,231,731	$1,204,519	$1,134,629

Non-performing Assets:
Accruing loans over 90 days past due	$0	$0	$27
Nonaccrual loans (1)	5,819	11,500	15,315

Total non-performing loans	$5,819	$11,500	$15,342
Foreclosed real estate and other foreclosed assets	1,013	644	1,452

Total non-performing assets	$6,832	$12,144	$16,794

Allowance for Credit Losses:
Allowance for loan losses	$14,657	$15,136	$14,015
Reserve for unfunded commitments	914	881	582

Allowance for credit losses	$15,571	$16,017	$14,597

Credit Quality Ratios:
Non-performing loans to total gross loans (1)	0.47%	0.94%	1.33%
Non-performing assets to total assets (1)	0.47%	0.86%	1.25%
Allowance for loan loss to total gross loans	1.17%	1.24%	1.22%
Allowance for credit losses to total gross loans	1.25%	1.31%	1.27%
Allowance for credit losses to non-performing loans (1)	267.59%	139.28%	95.14%

(1)	Amounts and ratios shown net of government guarantees on non-performing loans of $2,339, $3,978 and $3,327, respectively.

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AWBC – 2007 Q1 Earnings

April 24, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	3/31/2007	12/31/2006	3/31/2006
Allowance for Loan Losses:
Balance, beginning of period	$15,136	$14,761	$13,895
Provision for loan losses	(33)	459	666
Allowance related to acquired loans	—	—	2,068
Loans charged-off	(546)	(371)	(2,727)
Recoveries	100	287	113

Balance, end of period	$14,657	$15,136	$14,015

Reserve for Unfunded Commitments:
Balance, beginning of period	$881	$716	$466
Provision for unfunded commitments	33	165	116

Balance, end of period	$914	$881	$582

Net charge-offs to average gross loans (1)	0.15%	0.03%	1.06%
Provision for credit losses to average gross loans (1)	0.00%	0.21%	0.32%

(1)	Quarterly ratios are annualized.

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AWBC – 2007 Q1 Earnings

April 24, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended Mar 31, 2007			Three Months Ended Dec 31, 2006			Three Months Ended Mar 31, 2006
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans	$1,229,508	$24,329	8.02%	$1,201,896	$24,904	8.22%	$1,003,622	$18,857	7.62%
Taxable securities	30,267	369	4.94%	31,342	388	4.91%	24,903	373	6.07%
Non-taxable securities	8,974	142	6.42%	10,080	154	6.06%	8,290	129	6.31%
FHLB Stock	6,319	6	0.39%	6,319	6	0.38%	5,520	—	0.00%
Overnight deposits with other banks and other	4,494	65	5.87%	6,741	80	4.71%	3,355	51	6.16%

Total interest earning assets	1,279,562	24,911	7.90%	1,256,378	25,532	8.06%	1,045,690	19,410	7.53%

Non-interest earning assets	122,507			121,056			86,908

Total assets	$1,402,069			$1,377,434			$1,132,598

Liabilities
Interest bearing demand deposits	$88,671	$178	0.81%	$90,849	$168	0.73%	$90,299	$142	0.64%
Savings and MMDA deposits	386,572	3,097	3.25%	379,385	3,071	3.21%	309,715	1,981	2.59%
Time deposits	434,822	5,245	4.89%	401,040	4,735	4.68%	321,602	2,913	3.67%

Total interest bearing deposits	910,065	8,520	3.80%	871,274	7,974	3.63%	721,616	5,036	2.83%

Overnight borrowings	22,204	305	5.57%	26,148	351	5.33%	16,652	191	4.65%
Other borrowings	85,039	1,303	6.21%	84,700	1,316	6.16%	71,028	916	5.23%

Total interest bearing liabilities	1,017,308	10,128	4.04%	982,122	9,641	3.89%	809,296	6,143	3.08%

Non-interest bearing demand deposits	218,213			233,191			188,838
Other non-interest bearing liabilities	12,540			11,163			8,651

Total liabilities	1,248,061			1,226,476			1,006,785

Stockholders’ Equity	154,008			150,958			125,813

Total liabilities and stockholders’ equity	$1,402,069			$1,377,434			$1,132,598

Net interest income and spread		$14,783	3.86%		$15,891	4.17%		$13,267	4.45%

Net interest margin to average earning assets			4.69%			5.02%			5.15%

The above net interest margin tables include non-accrual and loans held for sale in the average loan balances. Tax exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

Contacts

AmericanWest Bancorporation

Robert M. Daugherty, President and CEO, 509-344-5329

bdaugherty@awbank.net

or

Patrick J. Rusnak, Chief Operating Officer, 509-232-1963

prusnak@awbank.net

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